SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                     FORM 15

      Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File
                     Reports Under Sections 13 and 15(d) of
                      the Securities Exchange Act of 1934.

                                                   Commission File Number 0-8891

                           THE KOGER PARTNERSHIP, LTD.
             (Exact name of registrant as specified in its charter)

                     3986 Boulevard Center Drive, Suite 101
                           Jacksonville, Florida 32207
                                 (904) 398-3403
   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                      Units of Limited Partnership Interest
            (Title of each class of securities covered by this Form)

                                       N/A
          (Title of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

          Rule 12g-4(a)(1)(i)       [x]        Rule 12h-3(b)(1)(ii)      [  ]
          Rule 12g-4(a)(1)(ii)      [  ]       Rule 12h-3(b)(2)(i)       [  ]
          Rule 12g-4(a)(2)(i)       [  ]       Rule 12h-3(b)(2)(ii)      [  ]
          Rule 12g-4(a)(2)(ii)      [  ]       Rule 15d-6                [  ]
          Rule 12h-3(b)(1)(i)       [  ]

         Approximate number of holders of record as of the certification or notice date:
               None

         Pursuant to the requirements of the Securities Exchange Act of 1934, The Koger Partnership, Ltd. through its Managing General Partner, Southeast Properties Holding Corporation, Inc., has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

DATE: December 28, 1995              BY: W. LAWRENCE JENKINS
                                         W. Lawrence Jenkins
                                         Vice President and Secretary
                                         Southeast Properties Holding
                                          Corporation, Inc.
                                         Managing General Partner of
                                         The Koger Partnership, Ltd.


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